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                             PURCHASE AGREEMENT


                                BY AND AMONG


                        BERGEN CABLE TECHNOLOGIES, INC.,

                              MATEC CORPORATION,

                      CABLE BERGEN de MEXICO, S.A. de  C.V.,

                           BERGEN ACQUISITION CORP.,

                                    and

                          BERGEN REAL ESTATE, L.L.C.


                               April 15, 1998
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                            TABLE OF CONTENTS


ARTICLE I DEFINITIONS............................................1
 Section 1.1.  Definitions.......................................1

ARTICLE II BASIC TRANSACTION.....................................8
 Section 2.1.  Purchase and Sale of Assets.......................8
 Section 2.2.  Assumption of Liabilities.........................9
 Section 2.3.  Purchase Price....................................9
 Section 2.4.  Closing Allocations...............................9
 Section 2.5.  Purchase Price Allocation.........................9
 Section 2.6.  Employee Matters.................................10

ARTICLE III THE CLOSING.........................................10
 Section 3.1.  The Closing......................................10
 Section 3.2.  Deliveries at the Closing........................10

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLER.........12
 Section 4.1.  Organization of the Seller.......................12
 Section 4.2.  Authorization of Transaction.....................12
 Section 4.3.  Noncontravention.................................12
 Section 4.4.  Broker's Fees....................................13
 Section 4.5.  Personal Property................................13
 Section 4.6.  Mexican Affiliate................................13
 Section 4.7.  Balance Sheet....................................14
 Section 4.8.  Events Subsequent to the Balance Sheet Date......14
 Section 4.9.  Undisclosed Liabilities..........................16
 Section 4.10. Legal Compliance.................................16
 Section 4.11. Tax Matters......................................16
 Section 4.12. Real Property....................................18
 Section 4.13. Intellectual Property............................20
 Section 4.14. Contracts........................................22
 Section 4.15. Notes and Accounts Receivable....................23
 Section 4.16. Powers of Attorney...............................24
 Section 4.17. Insurance........................................24
 Section 4.18. Litigation.......................................24
 Section 4.19. Product Warranty.................................24
 Section 4.20. Product Liability................................25
 Section 4.21. Employees; Labor Relations.......................25
 Section 4.22. Employee Benefits................................25
 Section 4.23. Guaranties.......................................27
 Section 4.24. Environmental Laws; Hazardous Materials..........27

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 Section 4.25. Certain Business Relationships...................28
 Section 4.26. Subsidiaries.....................................28
 Section 4.27. Intercompany Accounts............................28
 Section 4.28. Year 2000 Problem................................28
 Section 4.29. Sophisticated Investor...........................28

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYER...........28
 Section 5.1.  Organization of Acquisition......................29
 Section 5.2.  Authorization of Transaction--Acquisition........29
 Section 5.3.  Organization of BRE..............................29
 Section 5.4.  Authorization of Transaction--BRE................29
 Section 5.5.  Noncontravention.................................29
 Section 5.6.  Brokers' Fees....................................29
 Section 5.7.  Litigation.......................................29
 Section 5.8.  Sophisticated Purchaser..........................30
 Section 5.9.  Investigation by the Buyer.......................30

ARTICLE VI TAX MATTERS..........................................30
 Section 6.1.  Tax Returns for Which the Seller is Responsible..30
 Section 6.2.  Tax Returns for Which the Buyer is Responsible...30
 Section 6.3.  Mexican Compliance...............................30

ARTICLE VII POST-CLOSING COVENANTS..............................31
 Section 7.1.  General..........................................31
 Section 7.2.  Litigation Support and Other Access..............32
 Section 7.3.  Cooperation......................................32
 Section 7.4.  Transition.......................................32
 Section 7.5.  Covenant Not to Compete..........................32
 Section 7.6.  Employees........................................33
 Section 7.7.  Further Assurances and Assistance................33
 Section 7.8.  Adjustment for Pre-Closing Sales.................33
 Section 7.9.  Product Liability Insurance......................33
 Section 7.10. OSHA Costs.......................................33
 Section 7.11. Name Change .....................................33
 Section 7.12. Board Position...................................33
 Section 7.13. Anti-dilution....................................33
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ARTICLE VIII INDEMNIFICATION....................................34
 Section 8.1.  Survival of Representations and Warranties.......34
 Section 8.2.  Indemnification Provisions for Benefit of the
               Buyer............................................35
 Section 8.3.  Indemnification Provisions for Benefit of the
               Seller...........................................36
 Section 8.4.  Indemnification Provisions - Environmental
               Matters..........................................37
 Section 8.5.  Matters Involving Third Parties..................39
 Section 8.6.  Determination of Adverse Consequences............40
 Section 8.7.  Set-Off..........................................40
 Section 8.8.  Exclusive Contractual Remedies...................40
 Section 8.9.  Joint and Several Liability......................40

ARTICLE IX ISRA ENVIRONMENTAL REMEDIATION.......................40
 Section 9.1.  Seller's Compliance with ISRA....................40
 Section 9.2.  Seller's Indemnification of Buyer................42
 Section 9.3.  Buyer's Agreements...............................43
 Section 9.4.  Buyer's Indemnification of Seller................43

ARTICLE X. MISCELLANEOUS........................................43
 Section 10.1   No Third Party Beneficiaries....................43
 Section 10.2.  Entire Agreement................................43
 Section 10.3.  Succession and Assignment.......................44
 Section 10.4.  Counterparts....................................44
 Section 10.5.  Headings........................................44
 Section 10.6.  Notices.........................................44
 Section 10.7.  Recording Without Consent of all Parties........45
 Section 10.8.  Governing Law...................................45
 Section 10.9.  Amendments and Waivers..........................45
 Section 10.10. Severability....................................45
 Section 10.11. Expenses........................................45
 Section 10.12. Construction....................................46
 Section 10.13. Incorporation of Exhibits and Schedules.........46
 Section 10.14. Bulk Transfer Laws..............................46
 Section 10.15. MATEC Obligations...............................46

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Exhibits
--------

A:  Buyer's Promissory Note
B:  Remediation Agreement

Schedules
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1.1 Excluded Assets
2.4 Allocation
3.2 Deliveries at Closing

Disclosure Schedule

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                            PURCHASE AGREEMENT


  THIS PURCHASE AGREEMENT (the "Agreement") is made as of April 15, 1998, by and among BERGEN ACQUISITION CORP., a Delaware corporation ("Acquisition"), BERGEN REAL ESTATE, L.L.C., a New Jersey limited liability company ("BRE") (Acquisition and BRE being collectively referred to hereinafter as the "Buyer"), BERGEN CABLE TECHNOLOGIES, INC., a New Jersey corporation (the "Seller"), MATEC CORPORATION, a Delaware corporation ("MATEC"), and CABLE BERGEN de MEXICO, S.A. de C.V., a Mexican corporation (the "Mexican Affiliate").

                                 RECITALS

 A. The Seller is engaged in the business of the design, manufacture and sale of custom mechanical control assemblies and steel cable, which the Buyer desires to buy.

 B. Part of the Seller's manufacturing process involves operations performed by the Mexican Affiliate. The Seller owns 99.3% of the stock of the Mexican Affiliate.

 C. The Parties have agreed that, subject to the terms and conditions of this Agreement, the Buyer will (i) purchase substantially all of the Seller's assets; (ii) assume certain liabilities that are associated with the purchased assets; and (iii) purchase all of the Seller's stock of the Mexican Affiliate.

 Now, therefore, in consideration of the mutual promises, representations, warranties, and covenants herein contained, the Parties agree as follows:

                                 ARTICLE I
                               DEFINITIONS

  Section 1.1.  Definitions.   As used in this Agreement, the following
terms have the meanings set forth below:

  "Acquired Assets" means all of the assets which are used in the operation of the Business, or are reflected on the books and records of the Seller as of the Closing Date, or are ordinarily located at or associated with the Lodi, New Jersey and Juarez, Mexico facilities of the Business including, but not limited to:

  (A) all (a) real property, leaseholds and subleaseholds therein, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenances thereto (such as appurtenant rights in and to public streets), (b) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, vehicles and tools), (c) Intellectual Property, including all rights in the name "Bergen Cable Technologies," goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements
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thereof, and rights to protection of interests therein under the laws of all jurisdictions, (d) leases, subleases, and rights thereunder, (e) consent orders, settlements, agreements, contracts, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder,
(f) accounts, notes, and other receivables, (g) securities, (h) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (except, in each case, those relating to a liability or claim which is not an Assumed Liability), (i) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, and (j) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials; and

  (B) the Subsidiary Assets and the capital stock and other incidents of ownership of the Mexican Affiliate owned by the Seller and nominees of the Seller.

The Acquired Assets shall not include the Excluded Assets.

  "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses through all appeals.

  "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

  "Affiliated Group" means any affiliated group which includes MATEC as the parent, and the Seller and/or the Mexican Affiliate within the meaning of Code Section 1504(a).

  "Assumed Liabilities" means (a) all Liabilities of the Business of the types shown on the Seller's Balance Sheet which have arisen in the Ordinary Course of Business (other than any Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) and
(b) all obligations of the Seller under the agreements, contracts, consent orders, settlements, leases, licenses, and other arrangements referred to in the definition of Acquired Assets; provided, however, the foregoing notwithstanding, that the Assumed Liabilities shall not include (i) any Liability of the Seller for Taxes, (ii) any Liability of the Seller for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby, (iii) any Liability of the Seller for the unpaid Taxes of any Person (other than the Seller and its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise, (iv) any obligation of the Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of the Seller or was serving at the request of the Seller as a partner, trustee, director, officer
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employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise), (v) any Liability of the Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby except as set forth herein, (vi) any Liability or obligation of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyer on the other hand), (vii) any Liability or obligation of the Seller with respect to any Employee Benefit Plan, (viii) any Liability or obligation of the Seller to MATEC,
(ix) any Liability or obligation to Bank of Boston (Baybank), or any similar liability for borrowings or other financings from financial institutions, (x) any Liability or obligation of the Seller expressly excluded under the Disclosure Schedule, or (xi) any Liability or obligation to the U.S. Customs Service or other United States or Mexican governmental entity in connection with customs or tariff duties related to the transportation of the Seller's goods and inventory between the Seller's facility in New Jersey and the facility of the Mexican Affiliate prior to the Closing Date.

  "Balance Sheet" means the monthly balance sheet of the Seller for the period ending April 5, 1998.

  "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

  "Business" means, collectively, the business of the Seller and the Mexican Affiliate, including the design, manufacture and sale of mechanical control assemblies, the manufacture or purchase and sale of steel cable, and the fastener retention system used in the manufacture or repair of aircraft components.

  "Buyer" has the meaning set forth in the preface above.

  "Buyer's Note" has the meaning set forth in Section 2.3 below.

  "Cleanup" means any cleanup or corrective action, including any investigation, cleanup, removal, containment or other remediation or response actions required by applicable Environmental Law (whether or not such action has been required or requested by any governmental body or any other Person), to a level deemed acceptable by the governmental body having jurisdiction thereof.

  "Closing" has the meaning set forth in Section 3.1 below.

  "Closing Date" has the meaning set forth in Section 3.1 below.


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  "Code" means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

  "Controlled Group of Corporations" has the meaning set forth in Code
Section 1563.

  "Disclosure Schedule" has the meaning set forth in Article IV below.

  "Employee Benefit Plan" means, with respect to the Seller or an ERISA Affiliate, any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program. Any plan, arrangement, or program referred to in the preceding sentence shall include that which covers current employees of the Seller or an ERISA Affiliate or, anytime during the five calendar years preceding the date of this Agreement covered employees, former employees of the Seller or an ERISA Affiliate. With respect to the Mexican Affiliate, "Employee Benefit Plan" means any similar plan or arrangement under the law of Mexico.

  "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

  "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

  "Employees on Leave" means employees who are on disability, leave of absence, or on a worker@s compensation leave of absence.

  "Environmental Laws" means (i) with respect to the laws of the United States of America, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Occupational Safety and Health Act of 1970, the Clean Water Act, the Clean Air Act, the Emergency Planning and Community Right-to- Know Act, and the Toxic Substance Control Act, (ii) with respect to the laws of the state of New Jersey, the Industrial Site Recovery Act, the Spill, Compensation, and Control Act, the Underground Storage of Hazardous Substances Act, the Air Pollution Control Act, and the Water Pollution Control Act, each as amended, together with (iii) all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of United States of America and foreign federal, state, and local governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes, all as in effect on the date of this Agreement.
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  "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended, and the rules and regulations promulgated thereunder.

  "ERISA Affiliate" means fair trade or business, whether or not incorporated, which together with the Seller would be treated as a single employer under Title IV of ERISA.

  "Excluded Assets" shall mean those assets listed on Schedule 1.1.(A).

  "Fiduciary" has the meaning set forth in ERISA Section 3(21).

  "GAAP" means generally accepted accounting principles as in effect from time to time.

  "Hazardous Activities" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Properties or any part thereof into the environment.

  "Hazardous Materials" shall mean any substance, material, waste, gas or particulate matter as defined and within the context used under any applicable Environmental Law including, but not limited to, any material or substance which is: (i) defined as a "hazardous waste", "hazardous material", "hazardous substance", "extremely hazardous waste", or "restricted hazardous waste" or words of similar import under any provision of any applicable Environmental Law; (ii) petroleum or petroleum products;
(iii) asbestos; (iv) polychlorinated biphenyl; (v) radioactive material; or
(vi) radon gas.

  "Indemnified Party" and "Indemnifying Party" have the meanings set forth in Section 8.5 below.

  "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) the name "Bergen Cable Technologies" and all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and
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related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

  "Knowledge" means with respect to an individual that (i) such individual is actually aware of a particular fact or matter, or (ii) a reasonable individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. With respect to a Person (other than an individual), such Person will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving as a director, officer, or as a supervisory employee whose management responsibilities include knowing such fact or other matter, has Knowledge thereof. For purposes of this Agreement, the Buyer's Knowledge shall be deemed to include the Knowledge acquired by Frank Pepe during his tenure as President of the Seller.

  "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

  "MATEC" means MATEC Corporation, a Delaware corporation and the sole shareholder of the Seller.

  "Mexican Affiliate" means Cable Bergen de Mexico, S.A. de C.V., a company incorporated in accordance with the laws of Mexico, as evidenced in Public Instrument No. 7,545, dated October 10, 1990, issued by Mr. Aureliano Gonzalez Baz, Notary Public No. 1 in and for Ciudad Juarez, Chihuahua, Mexico, recorded in the Public Registry of Property and Commerce of Ciudad Juarez, Chihuahua under number 975, Folio 158, Book 355, of the Commerce Section on August 2, 1992.

  "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

  "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

  "Parties" means all of the parties to this Agreement.

  "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

  "Prime Rate" means the prime rate of interest as published from time to time in the Wall Street Journal.
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  "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

  "Properties" means the real property component of the Acquired Assets and the Subsidiary Assets, whether owned or leased, including all improvements, equipment, and fixtures located thereon and all other appurtenances thereto, including the Real Property.

  "Purchase Price" has the meaning set forth in Section 2.3 below.

  "Real Property" means that real property set forth in Section 4.12 of the Disclosure Schedule.

  "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, subsurface migration, or other releasing into the environment, whether intentional or unintentional.

  "Reportable Event" has the meaning set forth in ERISA Section 4043.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Security Interest" means any equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction on ownership, including any mortgage, lien or pledge granted under applicable sections of the Uniform Commercial Code or real property law.

  "Seller" has the meaning set forth in the preface above.

  "Seller's Retirement Plan" means the "401(k) Plan".

  "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

  "Subsidiary Assets" means with respect to the Mexican Affiliate, all of the assets which are used in the operation of the portion of the Business conducted or operated by the Mexican Affiliate, or are reflected on its books and records as of the Closing Date, or are ordinarily located at or associated with the facilities at Juarez, Mexico, including all (a) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, vehicles and tools),
(b) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (c) leases, subleases, and rights thereunder, (d) consent orders, settlements,
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agreements, contracts, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder, (e) accounts, notes, and other receivables, (f) securities, (g) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of setoff, and rights of recoupment (including any such item relating to the payment of Taxes), (h) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (i) cash and cash equivalents, and
(j) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials.

  "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, whether imposed under the laws of the United States of America or of Mexico.

  "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

 "Third Party Claim" has the meaning set forth in Section 11.5 below.

  "WARN Act" means the Worker Adjustment and Retraining Notification Act, as amended.

                                 ARTICLE II
                             BASIC TRANSACTION

  Section 2.1.  Purchase and Sale of Assets.   On and subject to the terms
and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this Article II. In addition, the Seller shall cause all of the shares of the Mexican Affiliate which are not owned by the Seller to be transferred to Persons designated by the Buyer. The Seller shall convey the Real Property located in Lodi, New Jersey to BRE; the balance of the Acquired Assets shall be conveyed to Acquisition.

   With respect to the Acquired Assets being conveyed to Acquisition, the transaction contemplated by this Agreement is being effected through a transfer of such Acquired Assets in exchange for stock, governed by the
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rules of Code Section 351.  Concurrent with the Seller's transfer of such
Acquired Assets to Acquisition, there will be a transfer of additional property by other persons in exchange for stock of Acquisition. Immediately following the exchange, the Seller and such other persons will be in control of Acquisition, as defined in Code Section 368(c).

  Section 2.2. Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer expressly agrees to assume and become responsible for all of the Assumed Liabilities at the Closing, including all such liabilities which are liabilities or items subject to
Section 461(h) of the Code. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability of the Seller not included within the definition of Assumed Liabilities.

  Section 2.3 Purchase Price. The Buyer agrees to pay a purchase price of Eight Million Seven Hundred Fifty Thousand Dollars ($8,750,000) (the "Purchase Price") to the Seller for the Acquired Assets, payable as follows:

   (a) $7,500,000 in immediately available funds at Closing;

   (b) A promissory note in the principal amount of $1.25 million, substantially in the form of the note attached hereto as EXHIBIT A (the "Buyer's Note"); and

   (c) A ten percent ownership interest of the Buyer (after giving effect to the equity interest represented by the warrant/option(s) held by Summit Bank pursuant to the Loan and Security Agreement between the Buyer and the Bank dated as of the date hereof).

  Section 2.4. Closing Allocations. In addition to allocations at Closing for certain costs as set forth in Section 3.2 hereof, the Buyer shall pay to the Seller an amount equal to the aggregate amount of any capital expenditures made by the Seller in cash after March 31, 1998.

  Section 2.5. Purchase Price Allocation. The Parties have allocated the Purchase Price and the Assumed Liabilities among the Acquired Assets based upon the fair market value of the Acquired Assets (i) in accordance with Code Section 351 to the extent the Acquired Assets are transferred to and the Assumed Liabilities are assumed by Acquisition and (ii) the balance to the Real Property transferred to BRE in accordance with its fair market value, all as shown on Schedule 2.5. The Parties agree to post-Closing adjustment of Schedule 2.5 as necessary to reflect the value of the inventory, computation of the value of the Assumed Liabilities, receivables and other variable items as of the Closing Date. Any such adjustment shall be consistent with the principles governing the preparation of the original
Schedule 2.5 as delivered on the Closing Date.

  Section 2.6.  Employee Matters.

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   (a) The Buyer has agreed to hire all of the Seller's employees .  The
Seller shall bear the whole expense of any "stay bonus," change of control bonus or similar payment required to be made to any person in connection with the transactions contemplated by this Agreement.

   (b) The Buyer agrees to take such action with respect to retention of employees as is necessary to avoid a violation of the WARN Act and to avoid any requirement to give any notice under the WARN Act in connection with this transaction and to take no action which would impose any obligation upon Seller arising out of termination of any employee, including the retention of Employees on Leave.

   (c) The personnel and medical files of employees of the Business shall be transferred to the Buyer in the case of those employees who agree in writing (in connection with their application for employment with Buyer or otherwise), to release such files.

   (d) The Seller and the Buyer will work cooperatively to transfer assets of the Seller's 401(k) Plan to the 401(k) plan that the Buyer will establish equal to the account balances of the employees of the Business who are hired by the Buyer within 30 days after the Closing Date. Such transfer will occur as soon as practicable after the Closing Date pending the Buyer@s and the Seller@s reasonable determination that the transfer can be accomplished in accordance with all applicable law. Prior to such transfer, the Buyer and the Seller shall exchange reasonable representations and warranties to such effect. The transfer will be made in cash via a trustee-to- trustee transfer except that any outstanding plan loans to such employees shall be transferred with the underlying accounts. The accounts will be valued as of such date as agreed to by the Buyer and the Seller and transferred as soon as practicable thereafter.

                               ARTICLE III
                               THE CLOSING

  Section 3.1. The Closing. The Closing of the transactions contemplated by this Agreement (the "Closing") shall take place simultaneously with the execution and delivery of this Agreement on April 15, 1998 and shall be effective as of 11:59 p.m. E.S.T. on April 15, 1998, unless the Parties shall mutually determine a different date (the "Closing Date").

  Section 3.2. Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents set forth in Schedule 3.2; (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents set forth in
Schedule 3.2; (iii) the Seller will execute, acknowledge (as appropriate), and deliver to the Buyer assignments (including real property and Intellectual Property transfer documents) and such other instruments of sale, transfer, conveyance, and assignment in such form as the Buyer and its counsel reasonably may request; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Seller an assumption agreement in such form as the Seller and its counsel reasonably may request; (v) the Buyer will deliver to the Seller the consideration specified in Section 2.3
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above; (vi) the share certificates of the Mexican Affiliate not owned by the Seller shall be delivered by Seller to the Buyer on behalf of the Persons buying such shares, and (vi) the following items in respect of the real property shall be apportioned as of 11:59 p.m. of the day immediately preceding the Closing Date:

   (a) Real estate taxes, on the basis of the fiscal year for which the same are levied, imposed, or assessed;

   (b) Charges for water and sewer rents on the basis of the fiscal period for which same are assessed or a current meter reading, as applicable, and charges for electricity, steam, gas, and telephone. The Seller at the Closing shall furnish a current reading of each meter; and further provided that if there is not a meter or if the current bill for any of such utilities has not been issued prior to the Closing Date, the charges therefor shall be adjusted at the Closing on the basis of the charges for the prior period for which bills were issued and shall be further adjusted when the bills for the current period are issued;

   (c) Fuel, if any, at the Seller's cost therefor (as determined by the Seller's fuel supplier on the basis of a reading performed not more than one business day prior to the Closing);

   (d) Amounts paid or payable under transferable service contracts, if any such service contracts shall, at the Buyer's option, be assigned to and assumed by the Buyer at the Closing;

   (e) Premiums on existing transferable insurance policies or renewals of those expiring prior to the Closing, if any such policy shall, at the Buyer's option, be assigned to and assumed by the Buyer at the Closing.

If the Closing shall occur before the real estate tax rate or the assessed valuation is fixed for the current fiscal year, the apportionment of real estate taxes shall be based upon the preliminary bill and further adjusted when the final bill is issued.

 Seller shall pay the New Jersey Realty Transfer Fee payable as a result of the Closing based upon consideration as appropriately allocated from the Purchase Price. Buyer will deliver to Seller the returns and all other related documentation required to be prepared and executed by Buyer in connection with the foregoing.

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                               ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE SELLER

 The Seller represents and warrants to the Buyer that the statements contained in this Article IV are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule") or otherwise within the Buyer's Knowledge by reason of the last sentence of the definition of "Knowledge" in this Agreement. The Disclosure Schedule will be arranged in sections corresponding to the lettered and numbered sections contained in this
Article IV.

  Section 4.1. Organization of the Seller. The Seller is a corporation duly incorporated and organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

  Section 4.2 Authorization of Transaction. The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder . The board of directors and the stockholders of the Seller have duly authorized the execution, delivery, and performance of this Agreement. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

  Section 4.3. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Mexican Affiliate or the Seller is subject or any provision of the charter or bylaws of the Seller or the Mexican Affiliate or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller or the Mexican Affiliate is a party or by which either of them is bound or to which any of their assets is subject (or result in the imposition of any Security Interest upon any of their assets) except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or security interest would not have a material adverse effect on the business, financial condition, operation, results of operation, or future prospects of the Seller and the Mexican Affiliate, or on the ability of the parties to consummate the transactions contemplated by this Agreement. Neither the Seller nor the Mexican Affiliate is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any third party or any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file or to obtain any authorization, consent or approval would not have a material adverse effect on the business, financial condition, operation, results of operations, or future prospects of the Seller and the Mexican Affiliate, or on the ability of the parties to consummate the transactions contemplated by this Agreement.
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  Section 4.4.  Broker's Fees.  The Seller shall bear the expense of any finder's or broker's or consultant's fees due to O'Conor, Wright, Wyman, Inc., Thomas Carr, or any other outside consultant or broker representing the Seller.

  Section 4.5. Personal Property. The Seller and the Mexican Affiliate, as applicable, have good title to all of the personal property, tangible and intangible, which is included within the Acquired Assets and the Subsidiary Assets, free and clear of any Security Interests, except for minor liens or other encumbrances which will not materially impair the value or utility of any material component of the personal property from and after the Closing Date. The individual persons named in Section 4.6 of the Disclosure Schedule as owning shares of the Mexican Affiliate have good title to such shares free and clear of any Security Interest. The Seller expressly disclaims any representation with respect to the physical condition, merchantability or fitness for any particular purpose of the tangible assets included in the Acquisition Assets, it being understood that such tangible assets are being sold pursuant hereto "as is."

  Section 4.6. Mexican Affiliate. Section 4.6 of the Disclosure Schedule sets forth, with respect to the Mexican Affiliate: (i) the number of shares of authorized capital stock of each class of its capital stock, (ii) the number of issued and outstanding shares of each class of its capital stock, and the names of the holders thereof and the number of shares held by each such holder, (iii) the number of shares of its capital stock held in treasury, and (iv) its directors and officers. The Mexican Affiliate is a corporation duly organized, validly existing, and in good standing under the laws of Mexico and has corporate power and authority to own all of its properties and assets and to carry on its business as now being conducted. The Seller has delivered to the Buyer correct and complete copies of the charter documents and bylaws of the Mexican Affiliate (as amended to date). All of the issued and outstanding shares of capital stock of the Mexican Affiliate have been duly authorized and are validly issued, fully paid, and nonassessable. The Seller and the individuals shown in Section 4.6 of the Disclosure Schedule hold of record and own beneficially all of the outstanding shares of the Mexican Affiliate, free and clear of any restrictions on transfer (other than restrictions under the applicable securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Mexican Affiliate or that could require the Mexican Affiliate to issue, sell, or otherwise cause to become outstanding any of its own capital stock (other than this Agreement). There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to the Mexican Affiliate. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of the Mexican Affiliate. The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Mexican Affiliate are correct and complete and at Closing will be in the possession of the Mexican Affiliate. The Mexican Affiliate is not in default under or in violation of any provision of its charter or bylaws. The Mexican Affiliate does not control directly or indirectly or have any direct
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or indirect equity participation in any corporation, partnership, trust, or other business association.

  Section 4.7. Balance Sheet. The Balance Sheet has been prepared in accordance with GAAP consistently applied throughout the periods involved and fairly presents the financial condition of the Business as of the Balance Sheet Date provided, however, that the Balance Sheet lacks footnotes and complete financial statements and is subject to normal year-end adjustments.

  Section 4.8. Events Subsequent to the Balance Sheet Date. Since the Balance Sheet Date, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Business, the Seller or the Mexican Affiliate. Without limiting the generality of the foregoing, since that date:

   (a) neither the Seller nor the Mexican Affiliate has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

   (b) except for agreements with the Buyer, neither the Seller nor the Mexican Affiliate has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000 or outside the Ordinary Course of Business;

   (c) no party (including the Seller and the Mexican Affiliate) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which the Seller or the Mexican Affiliate is a party or by which either of them is bound;

   (d) neither the Seller nor the Mexican Affiliate has imposed any Security Interest upon any of its assets, tangible or intangible;

   (e) neither the Seller nor the Mexican Affiliate has made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the Ordinary Course of Business;

   (f) neither the Seller nor the Mexican Affiliate has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000 or outside the Ordinary Course of Business;

   (g) neither the Seller nor the Mexican Affiliate has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $25,000 singly or $100,000 in the aggregate;
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   (h) neither the Seller nor the Mexican Affiliate has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

   (i) neither the Seller nor the Mexican Affiliate has canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business;

   (j) neither the Seller nor the Mexican Affiliate has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

   (k) there has been no change made or authorized in the charter or bylaws of the Mexican Affiliate;

   (l) the Mexican Affiliate has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

   (m) the Mexican Affiliate has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

   (n) neither the Seller nor the Mexican Affiliate has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

   (o) neither the Seller nor the Mexican Affiliate has made any loan to, or entered into any other transaction with, any of the directors, officers, and employees of the Seller, MATEC, or the Mexican Affiliate outside the Ordinary Course of Business;

   (p) neither the Seller nor the Mexican Affiliate has entered into any written employment contract or collective bargaining agreement, or modified in writing the terms of any such existing contract or agreement;

   (q) neither the Seller nor the Mexican Affiliate has granted any increase in the base compensation of any of the directors, officers, and employees of the Business outside the Ordinary Course of Business;

   (r) neither the Seller nor the Mexican Affiliate has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of the directors, officers, and employees of the Seller or the Mexican Affiliate, or taken any such action with respect to any other Employee Benefit Plan;

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   (s) neither the Seller nor the Mexican Affiliate has made any other change in employment terms for any of the directors, officers, and employees of the Seller or the Mexican Affiliate outside the Ordinary Course of Business;

   (t) neither the Seller nor the Mexican Affiliate has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

   (u) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Business; and

   (v) neither the Seller nor the Mexican Affiliate has committed to any of the foregoing.

  Section 4.9. Undisclosed Liabilities. Neither the Seller nor the Mexican Affiliate has any Liability (and to the Knowledge of the Seller and the Mexican Affiliate, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against either of them giving rise to any Liability) except for (i) Liabilities set forth on the face of the Balance Sheet and (ii) Liabilities which have arisen after the Balance Sheet Date in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

  Section 4.10. Legal Compliance. Except with respect to compliance with Environmental Laws as provided in Section 4.24 of this Agreement, each of the Seller and the Mexican Affiliate has complied with all applicable laws (including without limitation (i) rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder of Federal, state, local, and Mexican governmental authorities and agencies,
(ii) procurement and maintenance of and compliance with the terms of all licenses, approvals, and permits required to use the Acquired Assets and the Subsidiary Assets as they are now being used, and (iii) all laws relating to employees, labor matters, working conditions, and occupational and workplace safety), except where the failure to comply, would not have a material adverse affect on the business, financial condition, operation, results of operation or future prospects of the Business, and to the Knowledge of the Seller and the Mexican Affiliate, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against either of them alleging any failure so to comply with all applicable laws. The Parties agree that in consideration of certain payment agreements as set forth in Section 7.10 of this Agreement, the Seller is making no representations and warranties as to compliance with the Occupational and Safety Health Act of 1970.

  Section 4.11.  Tax Matters.

   (a) Each of the Affiliated Group, the Seller and the Mexican Affiliate has filed all Tax Returns that it was required to file with respect to the Business. All such Tax
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Returns were correct and complete in all material respects. All Taxes owed or required to be paid by each of the Affiliated Group, the Seller and the Mexican Affiliate (whether or not shown on any Tax Return) has been paid or accrued. Neither the Affiliated Group, the Seller nor the Mexican Affiliate currently is the beneficiary of any extension of time within which to file any Tax Return. No claim currently is being made by an authority in a jurisdiction where either the Affiliated Group, the Seller or the Mexican Affiliate files Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the Acquired Assets or Subsidiary Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

   (b) The Seller and the Mexican Affiliate have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

   (c) There is no dispute or claim concerning any Tax Liability of the Affiliated Group, the Seller or the Mexican Affiliate either (A) claimed or raised by any authority in writing or (B) as to which any of MATEC, the Seller and the Mexican Affiliate has Knowledge. Section 4.11 of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Seller and the Mexican Affiliate for taxable periods ended on or after December 31, 1992, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by the Mexican Affiliate since December 31, 1992. Neither the Affiliated Group, the Seller, nor the Mexican Affiliate has waived any statute of limitations in respect of any income Taxes or agreed to any extension of time with respect to an income tax assessment or deficiency.

   (d) Neither the Seller nor the Mexican Affiliate has made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G.

   (e) None of Seller and the Mexican Affiliate has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section
897(c)(1)(A)(ii).

   (f) There is no written Tax allocation or sharing agreement between or among MATEC, the Seller, and the Mexican Affiliate.

   (g) Neither the Seller nor the Mexican Affiliate has any Liability for the Taxes of any Person (A) (other than MATEC, the Seller or the Mexican Affiliate) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), or (B) as a transferee or successor, by contract, or otherwise.

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   (h) The Seller has not been a member of an Affiliated Group filing a consolidated federal income tax return other than a group the common parent of which is MATEC.

   (i) The aggregate amount of the Mexican Affiliate's unpaid Taxes does not exceed $10,000.

   (j) The only Subsidiary of the Seller is the Mexican Affiliate.

   (k) The Mexican Affiliate is not and has never been a member of any Affiliated Group filing a consolidated federal income tax return.

   (l) The Buyer will not be required to deduct and withhold any amount pursuant to Section 1445(a) of the Code.

   (m) Neither the Seller nor the Mexican Affiliate has filed a consent under Code Section 341(f) concerning collapsible corporations.

  Section 4.12.  Real Property.

   (a) Section 4.12(a) of the Disclosure Schedule lists and describes briefly all real property owned by the Seller or the Mexican Affiliate. With respect to each such parcel of owned real property and except as disclosed on Schedule 4.12(a) of the Disclosure Schedule:

     (1) to the Knowledge of the Mexican Affiliate and the Seller, the identified owner has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for those matters set forth in Section 4.12(a) of the Disclosure Statement (the "Permitted Exceptions");

     (2) to the Knowledge of the Mexican Affiliate and the Seller, there are no pending or threatened condemnation or assessment proceedings, lawsuits, or administrative actions relating to the property, or other material matters affecting adversely the current use, occupancy, or value thereof not disclosed herein;

     (3) to the Knowledge of the Mexican Affiliate and the Seller, the buildings and improvements are not in violation of applicable setback requirements, zoning laws, building, health, and fire codes and ordinances (and to the Knowledge of the Mexican Affiliate and the Seller, none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications);

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     (4) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party other than the Seller or the Mexican Affiliate the right of use or occupancy of any portion of the parcel of real property;

     (5) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein entered into by or known to the Seller or the Mexican Affiliate;

     (6) to the Knowledge of the Mexican Affiliate and the Seller, there are no parties (other than the Seller and the Mexican Affiliate) in possession of the parcel of real property;

     (7) to the Knowledge of the Mexican Affiliate and the Seller, all facilities located on the parcel of real property are supplied with utilities and other services for the operation of such facilities.

   (b) Section 4.12(b) of the Disclosure Schedule lists all real property leased or subleased to the Seller and used in the Business or leased or subleased to the Mexican Affiliate. Section 4.12(b) of the Disclosure Schedule also identifies the leased or subleased properties for which title insurance policies have been procured. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in
Section 4.12(b) of the Disclosure Schedule. With respect to each lease and sublease listed in Section 4.12(b) of the Disclosure Schedule:

     (1) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

     (2) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

     (3) to the Knowledge of the Mexican Affiliate and the Seller, no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

     (4) to the Knowledge of the Mexican Affiliate and the Seller, no party to the lease or sublease has repudiated any provision thereof;

     (5) to the Knowledge of the Mexican Affiliate and the Seller, there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

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     (6) with respect to each sublease, the representations and warranties set forth in subsections (1) through (5) above are true and correct with respect to the underlying lease;

     (7) neither the Seller nor the Mexican Affiliate has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

     (8) to the Knowledge of the Mexican Affiliate and the Seller, all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

     (9) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the current operation of said facilities; and

     (10) to the Knowledge of the Mexican Affiliate and the Seller, the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

  Section 4.13.  Intellectual Property.

   (a) To the Knowledge of the Seller and the Mexican Affiliate, the Seller and the Mexican Affiliate own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the Business as presently conducted.

   (b) Neither the Seller nor the Mexican Affiliate has within the last three (3) years interfered with, infringed upon, misappropriated, or otherwise come into conflict with any material Intellectual Property rights of third parties in any material respect, and neither the Seller nor the Mexican Affiliate has within the last three (3) years received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation relating to the Business (including any claim that the Seller or the Mexican Affiliate must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Seller and the Mexican Affiliate, no third party has within the last three (3) years interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property used in the Business in any material respect.

   (c) Section 4.13(c) of the Disclosure Schedule identifies each patent or registration which has been issued to the Seller or the Mexican Affiliate with respect to any of its
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Intellectual Property; identifies each pending patent application or application for registration which either of them has made with respect to any of its Intellectual Property; and identifies each license, agreement, or other permission which either of them has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller and the Mexican Affiliate have delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 4.13(c) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by the Business. With respect to each item of Intellectual Property required to be identified in Section 4.13(c) of the Disclosure Schedule:

     (1) either the Seller or the Mexican Affiliate possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

     (2) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

     (3) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending, or to the Knowledge of the Seller or the Mexican Affiliate, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

     (4) neither the Seller nor the Mexican Affiliate has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

   (d) Section 4.13(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that is used in the Business pursuant to license, sublicense, agreement, or permission. The Seller and the Mexican Affiliate have delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4.13(d) of the Disclosure Schedule and except as set forth on Section 4.13(d) of the Disclosure
Schedule:

     (1) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

     (2) no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;
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     (3) no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof;

     (4) with respect to each sublicense, the representations and warranties set forth in subsections (1) through (3) above are true and correct with respect to the underlying license;

     (5) to the Knowledge of the Seller and the Mexican Affiliate, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

     (6) to the Knowledge of the Seller and the Mexican Affiliate, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

     (7) neither the Seller nor the Mexican Affiliate has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

  Section 4.14. Contracts. Section 4.14 of the Disclosure Schedule lists the following contracts and other executory agreements to which either the Seller or the Mexican Affiliate is a party:

   (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

   (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss either to the Seller in connection with the Business or to the Mexican Affiliate, or involve consideration in excess of $25,000;

   (c) any agreement concerning a partnership or joint venture;

   (d) any agreement (or group of related agreements) under which the Seller or the Mexican Affiliate has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which the Seller or the Mexican Affiliate has imposed a Security Interest on any of its assets, tangible or intangible;

   (e) any agreement concerning confidentiality or noncompetition or Intellectual Property;

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   (f) any agreement involving any Affiliate;

   (g) any collective bargaining agreement;

   (h) any agreement for the employment of any individual on a full-time, part- time, consulting, or other basis or providing severance benefits;

   (i) any agreement under which the Seller or the Mexican Affiliate has advanced or loaned any amount to any of the directors, officers, and employees of MATEC, the Seller or the Mexican Affiliate outside the Ordinary Course of Business;

    (j) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000.

The Seller and the Mexican Affiliate, as applicable, have delivered to the Buyer a correct and complete copy of each of the written agreements listed in Section 4.14 of the Disclosure Schedule (as amended to date except for immaterial unwritten amendments arising in the Ordinary Course of Business) and a written summary setting forth the material terms and conditions of each oral agreement listed in Section 4.14 of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) neither the Seller nor the Mexican Affiliate have Knowledge of any fact or circumstance which would prevent the agreement from continuing to be legal, valid, binding, enforceable, and in full force and effect in all material respects on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any material provision of the agreement.

  Section 4.15. Notes and Accounts Receivable. All notes and accounts receivable of the Seller and the Mexican Affiliate represent valid obligations from sales actually made in the Ordinary Course of Business, are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller and the Mexican Affiliate. Section 4.15 of the Disclosure Schedule contains a complete and accurate list of all notes and accounts receivable as of the Balance Sheet Date, which list sets forth the aging of such notes and accounts receivable.

  Section 4.16. Powers of Attorney. To the Knowledge of the Seller and the Mexican Affiliate, there are no outstanding powers of attorney executed on behalf of either the Seller or the Mexican Affiliate.

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  Section 4.17.  Insurance.  The Buyer has been provided with the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Seller or the Mexican Affiliate is currently a party, a named insured, or otherwise is currently the beneficiary of coverage:

   (a) the name, address, and telephone number of the agent;

   (b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

   (c) the policy number and the period of coverage; and

   (d) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage.

Each of the Seller and the Mexican Affiliate has been covered during the past ten years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during such period.

  Section 4.18. Litigation. Section 4.18 of the Disclosure Schedule sets forth each instance in which the Seller or the Mexican Affiliate (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is, to the knowledge of the Seller and the Mexican Affiliate, threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

  Section 4.19. Product Warranty. To the Knowledge of the Seller and the Mexican Affiliate, neither the Seller nor the Mexican Affiliate has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against either of them giving rise to any Liability) for replacement of any products manufactured, sold, leased or delivered by the Business or by the Mexican Affiliate or other damages in connection therewith except as set forth on the Balance Sheet. No product manufactured, sold, leased, or delivered either by the Business or the Mexican Affiliate is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 4.19 of the Disclosure
Schedule includes copies of the standard terms and conditions of sale or lease for the Business and the Mexican Affiliate (containing applicable guaranty, warranty, and indemnity provisions).

  Section 4.20. Product Liability. Neither the Seller nor the Mexican Affiliate has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against either of them giving rise to any
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Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Seller or by the Mexican Affiliate.

  Section 4.21.  Employees; Labor Relations.

   (a) Section 4.21 of the Disclosure Schedule contains a complete and accurate list of the following information for each employee of the Seller and the Mexican Affiliate, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and most recent prior rate of pay.

   (b) To the Knowledge of the Seller and the Mexican Affiliate, no employee of the Seller or the Mexican Affiliate is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person that in any way adversely affects or will affect (i) the performance of his duties as an employee, or
(ii) the ability of the Seller or the Mexican Affiliate to conduct its business, including any such agreement or arrangement with the Seller or the Mexican Affiliate by any such employee or director. To the Knowledge of the Seller and the Mexican Affiliate, no officer or other key employee of the Seller or the Mexican Affiliate intends to terminate his employment with the Seller or the Mexican Affiliate.

   (c) Neither the Business nor the Mexican Affiliate is a party to or bound by any collective bargaining agreement, nor has either of them experienced any strikes, grievances or claims of unfair labor practices within the last three (3) years. To the Knowledge of the Sellers and the Mexican Affiliate, neither the Seller in the course of operating the Business nor the Mexican Affiliate has committed any unfair labor practice within the last three (3) years. Neither the Seller nor the Mexican Affiliate nor any of their respective directors and officers (and employees with responsibility for employment matters) has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Business. No Equal Employment Opportunity Commission charges or other claims of employment discrimination have been made against the Seller within the last three (3) years. To the Knowledge of the Seller and the Mexican Affiliate, no investigation has been made of the Mexican Affiliate within the last three
(3) years with respect to employment discrimination, wage and hour matters, labor matters, employee working conditions, or matters relating to occupational and workplace safety. To the Knowledge of the Seller and the Mexican Affiliate, no investigation has been made of the Seller within the last three (3) years with respect to the Fair Labor Standards Act, Service Contract Act, Work Hours Safety Act and/or the Occupational Safety and Health Act.

  Section 4.22.  Employee Benefits.

   (a) Section 4.22 of the Disclosure Schedule lists each Employee Benefit Plan that the Seller and any ERISA Affiliate maintain (separate from MATEC). With respect thereto:
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     (1) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws including, without limitation, any reporting and disclosure requirements thereunder. Each Employee Benefit Plan intended to be qualified within the meaning of Code Section 401(a) is so qualified.

     (2) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

     (3) All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

     (4) The Seller has delivered to the Buyer correct and complete copies of any necessary resolutions by the Seller's board of directors relating to an Employee Benefit Plan, plan documents, summary plan descriptions, summary of material modifications, all amendments, the most recent determination letter (and all submissions related thereto) received from the Internal Revenue Service, the Form 5500 Annual Reports for the last three years including financial and actuarial reports, and all related trust and investment management agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

     (5) None of the determination letters received from the Internal Revenue Service has been revoked, and the Seller has not received notice of any pending revocation.

   (b) With respect to each Employee Benefit Plan that the Seller solely maintains separate from MATEC or has ever so separately maintained, there have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, audit, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened.
The Seller and its ERISA Affiliates have no Knowledge or any Basis for any such action, suit, proceeding, hearing, or investigation.

   (c) The Seller and its ERISA Affiliates do not maintain or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type
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benefits for current retired or terminated or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

   (d) No event has occurred and no condition exists, with respect to any Employee Benefit Plan solely maintained by the Seller or its ERISA Affiliates (separate from MATEC) that could subject the Buyer to any tax,
fine, or penalty.   No Employee Benefit Plan is or will be directly or
indirectly binding on the Buyer except to the extent specifically set forth in this Agreement.

   (e) The Seller will not, and will not permit any ERISA Affiliate to, directly or indirectly, establish any new Employee Benefit Plan or modify any existing Employee Benefit Plan (except in the ordinary course of business consistent with past practice) which could result in a material liability to the Buyer.

   (f) The Mexican Affiliate does not maintain nor has ever maintained an Employee Pension Benefit Plan nor is required to do so under any applicable agreement, law, or regulation.

  Section 4.23. Guaranties. Neither the Seller nor the Mexican Affiliate is a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

  Section 4.24.  Environmental Laws; Hazardous Materials.    To the
Seller@s and the Mexican Affiliate's Knowledge, except for cleaning, pest control, weed control, office and maintenance supplies used, generated and stored in compliance with the applicable Environmental Laws and ordinary and necessary quantities of Hazardous Materials contained in de minimis quantities: no Hazardous Materials have been used, generated or stored on the Properties, and there have been no Releases of Hazardous Materials in, on, under, at or migrating to or from the Properties in violation of applicable Environmental Laws, or in quantities requiring, investigation, remediation or notification to governmental authorities under applicable Environmental Laws or regulations promulgated thereunder; there has been no Release or threat of Release of any such Hazardous Materials in quantities requiring investigation, remediation or notification to governmental authorities under applicable Environmental Laws or regulations promulgated thereunder; none of the Properties are subject to enforcement action by any governmental entity as a result of the presence or former presence of petroleum products, aboveground or underground storage tanks, or an accumulation of rubbish, debris or other solid waste or Hazardous Materials in violation of applicable Environmental Laws; no environmental condition exists on any of the Properties that either (i) requires the owner of such Properties to report such condition to any domestic or foreign federal, state or local governmental authority or agency thereof or (ii) requires the owner of such Properties to make a notation of such condition in any public records or conveyancing instrument upon the conveyance of any of such Properties. To its Knowledge, neither the Seller nor the Mexican Affiliate has generated any Hazardous Materials that have been disposed of, whether lawfully or unlawfully, in any offsite facility (as defined in
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Section 101(9) of the Comprehensive Environmental Response, Compensation
and Liability Act, 42 U.S.C. Section 9601(9)) that could subject the Buyer to Liability under any Environmental Law.

  Section 4.25. Certain Business Relationships. Except for the Seller and the Mexican Affiliate, neither MATEC nor any MATEC Affiliate or Subsidiary owns any asset, tangible or intangible, which is used in the Business, except as shown on the Disclosure Schedule.

  Section 4.26. Subsidiaries. The only Subsidiary of Seller is the Mexican Affiliate. The Mexican Affiliate has no Subsidiaries.

  Section 4.27. Intercompany Accounts. The Seller and the Mexican Affiliate have satisfied all intercompany receivables and payables. The Mexican Affiliate is not obligated to the Seller, and the Seller is not obligated to the Mexican Affiliate for any prior financial transactions.

  Section 4.28.  Year 2000 Problem.  To the Seller's Knowledge, Section
4.28 of the Disclosure Schedule sets forth the status of the Seller's computer software and hardware being conveyed to the Buyer with respect to any "Year 2000 Problems." A "Year 2000 Problem" for the purposes of this Agreement means a date-handling problem arising out of relating to the Year 2000 date change that would make software, a computer system, or a piece of equipment incapable of correctly processing, providing interfacing, exchanging, and/or receiving accurate date-related data for the dates within and between the twentieth and twenty-first centuries.

  Section 4.29. Sophisticated Investor. MATEC and the Seller acknowledge and agree that the ownership interests in the Buyer being acquired by the Seller as a portion of the Purchase Price are for the Seller's own account for investment in the Business as a going concern and not with a view towards resale or distribution of the same. MATEC and the Seller acknowledge that, in reliance on the foregoing, the transactions contemplated hereby have not been registered under the Securities Act or any state securities laws.

                                ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF THE BUYER

 The Buyer represents and warrants to the Seller that the statements contained in this Article V are correct and complete as of the date of this Agreement.

  Section 5.1. Organization of Acquisition. Acquisition is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

  Section 5.2. Authorization of Transaction--Acquisition. Acquisition has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the Buyer's Note and to perform its obligations hereunder and thereunder. No action by Acquisition's stockholders is necessary to authorize this Agreement. The board of
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directors of  Acquisition has duly authorized the execution, delivery and performance of this Agreement by Acquisition. This Agreement and the Buyer's Note constitute, valid and legally binding obligations of Acquisition, enforceable in accordance with their terms and conditions.

  Section 5.3. Organization of BRE. BRE is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation.

  Section 5.4. Authorization of Transaction--BRE. BRE has full power and authority (including full company power and authority) to execute and deliver this Agreement and the Buyer's Note and to perform its obligations hereunder and thereunder. The Members of BRE have duly authorized the execution, delivery and performance of this Agreement by BRE. This Agreement and the Buyer's Note constitute, valid and legally binding obligations of BRE, enforceable in accordance with their terms and conditions.

  Section 5.5. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its organizational documents, bylaws, or operating agreement or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any third party or government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

  Section 5.6. Brokers' Fees. The Buyer shall bear the expense of any finder's or broker's fees due to Boll Weevil Partners, Ltd. or any other outside consultant or broker representing the Buyer.

  Section 5.7. Litigation. No litigation or proceeding is pending, or to the Knowledge of the Buyer threatened, against or related to the Buyer, which may impair its obligations under this Agreement or the Related Agreements.

  Section 5.8. Sophisticated Purchaser. The transactions being consummated hereby are for the Buyer@s own account for the purposes of operating the Business as a going concern and not with a view towards resale or distribution of the same. The Buyer acknowledges that, in reliance on the foregoing, the transactions contemplated hereby have not been registered under the Securities Act or any state securities laws.

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  Section 5.9.   Investigation by the Buyer.  The Buyer acknowledges that
it has inspected the Business, the Acquired Assets, and the Subsidiary Assets, and that it has reviewed all documents referred to herein or in the Schedules and Exhibits hereto. The Buyer expressly acknowledges that, except as expressly provided herein or in the Schedules and Exhibits hereto, neither the Seller nor any agent or representative of the Seller has made, and the Seller is not liable for or bound in any manner by, any express or implied warranties, guarantees, promises, statements, inducements, representations or information.

                                ARTICLE VI
                                TAX MATTERS

  Section 6.1. Tax Returns for Which the Seller is Responsible. The Seller will be responsible for the preparation and filing of all Tax Returns for the Seller for all periods as to which Tax Returns are due after the Closing Date. The Seller will make all payments required with respect to any such Tax Return.

  Section 6.2. Tax Returns for Which the Buyer is Responsible. The Buyer will be responsible for the preparation and filing of all Tax Returns with respect to the Mexican Affiliate for all periods as to which Tax Returns are due after the Closing Date. The Buyer will make all payments required with respect to any such Tax Return.

  Section 6.3. Mexican Compliance.

   (a) The Seller expressly states that in terms of paragraphs fourth and fifth of Article 151 of the Mexican Income Tax Law, the sale of the shares of the Mexican Affiliate owned by the Seller shall be subject to a dictum (the "Dictum") to be issued by a Certified Public Accountant registered with the Ministry of Finance and Public Credit, and that Abel Bujanda has been appointed to act as representative of the Seller, in relation to tax issues corresponding to the sale of the shares of the Mexican Affiliate under this Agreement, and whose Taxpayers@ Registry Number is BURA-541212. Pursuant to the foregoing, the Seller requests from the Buyer that no amount of the Purchase Price be withheld from the Seller as income tax.

   (b) The Seller shall deliver to the Buyer a copy of the Notice of Dictum on the same day on which it is filed, duly sealed by the authorities, as filed with the General Administration of Federal Tax Auditing, wherein such authority is advised that the Seller will file the Dictum in terms of paragraph fifth of Article 151 and Article 160 of the Income Tax Law.

   (c) The Seller shall furnish to the Buyer, in terms of section XI of
Article 26 of the Fiscal code of the Federation, a copy of the Dictum filed with the General Administration of Federal Tax Auditing, within a maximum term of 5 (five) working days following the date on which, in compliance with the applicable tax provisions, such Dictum must be presented to the authorities.

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   (d) The Seller shall deliver to the Buyer a copy of: (i) the tax return filed by the Seller for the payment of the tax applicable to the transaction with respect to the sale of its stock of the Mexican Affiliate;
(ii) the notice filed with the Tax Authorities to inform on such sale and advising such authorities that the transaction will be audited by an accountant registered with said authorities, based on article 151 and article 160 of the Mexican Income Tax Law;; and (iii) the Dictum issued by the accountant, in compliance with section XI of article 26 of the Fiscal Code of the Federation, within a maximum term of five (5) working days following the date on which, in compliance with the applicable tax provisions, such Dictum must be presented to the authorities.

   (e)The Parties agree that the portion of the Purchase Price payable by the Buyer to the Seller for the transfer of the Shares of the Mexican Affiliate is $7,300 (U.S.), the amount to be used by the accountant in preparing the Dictum.

                               ARTICLE VII
                         POST-CLOSING COVENANTS

 The Parties agree as follows with respect to the period following the
Closing:

  Section 7.1. General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as another Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VIII below). The Seller and the Mexican Affiliate acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Business and the Mexican Affiliate, except as expressly set forth herein, subject to the right of access set forth in Section 7.2 hereof and excluding personnel and medical files of the Business except as released to the Buyer under Section 2.5 hereof.

  Section 7.2.  Litigation Support and Other Access.

   (a) In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business or the Acquired Assets, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its documents, books, records (including Tax records), agreements, and financial data as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and
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expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article VIII below).

   (b) In addition to Subsection (a) hereof, on and after the Closing Date and on reasonable prior notice, the Buyer shall make available to the Seller and MATEC or their representatives such documents, books, records (including Tax records), agreements and financial data of any sort relating to the Business as the Seller or MATEC may reasonably request for any proper business purpose or reason, including but not limited to the preparation and filing of any necessary reports, returns or instruments. The Buyer agrees to retain and not destroy such documents, books, records (including Tax records), agreements and financial data for the longer of
(i) five years following the Closing Date or (ii) the periods of time required by applicable law or regulation.

  Section 7.3. Cooperation. In accordance with Section 8.2 hereof, the Seller shall defend any workers' compensation claims made by employees of the Seller and any claims made by employees of the Mexican Affiliate arising from any injuries incurred on or prior to the Closing Date. The Buyer shall cooperate with the Seller in minimizing all such claims, including providing the cooperation set forth in Section 7.2 hereof and by offering such employees continued employment and/or alternative duties, if reasonably possible.

  Section 7.4. Transition. The Seller agrees that it will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Business from maintaining the same business relationships with the Buyer after the Closing as it maintained with the Business prior to the Closing. The Seller will refer all customer inquiries relating to the Business to the Buyer from and after the Closing.

  Section 7.5. Covenant Not to Compete. For a period of five years from and after the Closing Date, the Seller and MATEC agree that neither of them nor any of their Affiliates will engage directly or indirectly in any business that the Business conducts as of the Closing Date in any geographic area in which the Business operates as of the Closing Date; provided, however, that no owner of less than 5% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this
Section 7.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

  Section 7.6. Employees. Neither the Seller nor MATEC nor any of their Affiliates shall, for a period of two years after the Closing Date, solicit, directly or indirectly, any employee
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of the Business, the Mexican Affiliate, the Buyer or any Affiliate of the
Buyer to leave his employment.

  Section 7.7. Further Assurances and Assistance. The Seller and the Buyer shall, from time to time, at the request of the other, execute and deliver such further instruments of transfer and assignment and take such other action as may be reasonably necessary in order to vest in the Buyer title to all of the Acquired Assets, to transfer the Assumed Liabilities to the Buyer, to assist in acquiring third-party consents or to assist the other party in securing the benefits to which it is reasonably entitled hereunder.

  Section 7.8. Adjustment for Pre-Closing Sales. In the event that for a period of ninety (90) days) after the Closing Date any customer of the Business for any finished products sold by Seller or the Mexican Affiliate on or before the Closing Date shall claim that such product did not conform to the customer's order, the Buyer shall use all reasonable efforts to adjust the claim, including without limitation, exchanging a finished product for the finished product rejected or returned by the customer. Any such adjustments shall be made by the Buyer in good faith and shall substantially conform to the Seller's and the Mexican Affiliate's customary policy in effect at the Closing Date in making such adjustments. All costs incurred by the Buyer in excess of an aggregate amount of $25,000 in effecting such adjustments shall be borne by the Seller. At the time of the Buyer making any request from the Seller for payment pursuant to this
Section 7.8, the Buyer shall inform the Seller of the facts and circumstances known to it which are relevant to its having made such adjustment and the basis of the cost determination.

  Section 7.9. Product Liability Insurance. The Buyer agrees to maintain products liability insurance from the Closing Date until the maturity of the Buyer's Note in amounts not less than those customarily maintained by the Seller and its competitors and to provide the Seller with evidence of such products liability insurance in effect during such period.

  Section 7.10. OSHA Costs. The Buyer and the Seller agree that post-Closing costs incurred by the Buyer in connection with making occupational safety and health improvements at the Lodi, New Jersey facility to comply with the requirements of the Occupational Safety and Health Act of 1970 ("OSHA") shall be borne as follows: (i) from $0-$50,000, by the Seller; (ii) from $50,000-$75,000, by the Buyer; (iii) from $75,000-$100,000, equally by the Seller and the Buyer; and (iv) thereafter, by the Buyer. So long as the aggregate costs incurred hereunder are less than $100,000, the Buyer agrees to keep the Seller advised of material expenditures and investigative and remedial work to be undertaken by the Buyer in connection herewith.

  Section 7.11. Name Change. The Seller agrees that promptly after the Closing, it will file Articles of Amendment or other appropriate documentation with the State of New Jersey (and all other jurisdictions in which it is qualified to do business costs) changing its name from "Bergen Cable Technologies, Inc." to a dissimilar name.
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